Exhibit 99.1

Quotient Limited Announces Achievement of Major MosaiQ™ Project Milestones and Preliminary Fiscal Fourth Quarter 2016 Financial Results

•	Initial Manufacturing System for MosaiQ™ Consumables Successfully Commissioned

•	First MosaiQ™ Field Trial Instruments Built and Received for Internal Evaluation

JERSEY, Channel Islands, April 13, 2016 — Quotient Limited (NASDAQ:QTNT), a commercial-stage diagnostics company, today announced the successful commissioning of its initial manufacturing system for MosaiQ™ consumables and the receipt of the first MosaiQ™ instruments to be used for field trials. The Company also released preliminary financial results for its fourth quarter and fiscal year ended March 31, 2016.

Manufacturing System

In line with the Company’s previously stated expectations, Quotient has completed commissioning of the initial manufacturing system for MosaiQ™ consumables, consisting of three key components: i) the print system; ii) the wet process; and iii) the final assembly system. Specifically, the print system has been commissioned with 100% of the system’s print stations now fully operational, printing both red blood cells and antibodies, in accordance with the Company’s validation plan. In addition, the wet process used for preserving biological content on glass wafers has been commissioned and is now capable of processing printed wafers. The final assembly system has also been commissioned and is building individual MosaiQ™ consumables from glass wafers and assembling them into magazines for mounting on the MosaiQ™ instrument.

Instrument Development Update

Instrument development is also progressing according to Quotient’s stated plan. Six out of a planned fourteen MosaiQ™ field trial instruments have now been built by the company’s development partner, STRATEC Biomedical AG, with the first of these instruments having been delivered to the Company’s Edinburgh development site for evaluation.

European Field Trials

European field trials for the MosaiQ™ blood grouping consumable and the initial MosaiQ™ serological disease screening consumable remain on schedule. The Company continues to expect to initiate field trials in Europe during the third quarter of calendar 2016.

“Completing the commissioning of the initial manufacturing system and taking delivery of the first field trial instruments represent major milestones for Quotient and we are pleased with the continued progress of our development plan for this innovative and highly disruptive diagnostics platform,” said Paul Cowan, Chairman and Chief Executive Officer of Quotient. “We remain on track with our development timeline for MosaiQ™ and look forward to beginning European field trials in the third quarter of 2016.”

Preliminary Financial Results

Total revenue for the fourth quarter of fiscal 2016 (“4QFY16”) is expected to be approximately $5.0 million, including other revenue (product development fees) of approximately $0.5 million. Product sales in 4QFY16 are expected to be approximately $4.5 million, compared with prior guidance of $3.8 to $4.3 million.

Total revenue for the fiscal year ended March 31, 2016 (“FY16”) is expected to be approximately $18.5 million, including other revenue (product development fees) of $0.5 million, compared with prior guidance of $19.2 to $19.7 million. Product sales in FY16 are expected to be approximately $18.0 million, compared with prior guidance of $17.3 to $17.8 million.

A $1.4 million milestone payment linked to regulatory approval for certain conventional reagent products that had been expected to be earned as other revenue in the fourth quarter is now expected to be earned in the fiscal year ended March 31, 2017.

About MosaiQ™

MosaiQ™ has been designed to offer a breadth of diagnostic tests unmatched by existing commercially available transfusion diagnostic instrument platforms. Once approved, it will be the first fully automated solution for blood grouping, providing for the comprehensive characterization of both donor and patient blood, with turnaround times significantly quicker than existing methods. Widespread adoption of MosaiQ™ is expected to improve patient outcomes through better and easier matching of donor and patient blood, given cost-effective extended antigen typing offered by MosaiQ™. Improved patient outcomes from the use of MosaiQ™ include the potential for reduced incidence of adverse events associated with transfusion, particularly alloimmunization, where patients develop antibodies to foreign antigens introduced through transfused blood. MosaiQ™ will also offer the opportunity for substantial cost savings and a range of operational efficiencies for donor and patient testing laboratories, including:

•	elimination of the need for routine manual testing typically undertaken by highly skilled technicians;

•	simplification of required consumables and testing processes;

•	consolidation of multiple instrument platforms in donor testing laboratories;

•	significant reduction in sample volume requirements;

•	reduction in the number of patient/donor samples required, consumables and reagent waste; and

•	more streamlined processes for matching donor units to patients.

Quotient expects to develop additional applications for MosaiQ™, starting with nucleic acid testing for donor molecular disease screening, upon completion of assay development for the blood grouping and serological disease screening applications.

About Quotient Limited

Quotient is a commercial-stage diagnostics company committed to reducing healthcare costs and improving patient care through the provision of innovative tests within established markets. With an initial focus on blood grouping and serological disease screening, Quotient is developing its proprietary MosaiQTM technology platform to offer a breadth of tests that is unmatched by existing commercially available transfusion diagnostic instrument platforms. The company’s operations are based in Edinburgh, Scotland; Eysins, Switzerland and Newtown, Pennsylvania.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include statements regarding our expectations of continued growth; the development, regulatory approval, commercialization and impact of MosaiQTM and other new products; and current estimates of fiscal 2016 and fiscal 2017 operating results. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include delays or denials of regulatory approvals or clearances for products or applications; market acceptance of our products; the impact of competition; the impact of facility expansions and expanded product development, clinical, sales and marketing activities on operating expenses; delays or other unforeseen problems with respect to manufacturing, product development or field trial studies; adverse results in connection with any ongoing or future legal proceeding; continued or worsening adverse conditions in the general domestic and global economic markets; as well as the other risks set forth in the company’s filings with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Quotient disclaims any obligation to update these forward-looking statements.

The Quotient logo and MosaiQ™ are registered trademarks or trademarks of Quotient Limited and its subsidiaries in various jurisdictions.

INVESTORS: Stephen Unger, Chief Financial Officer – stephen.unger@quotientbd.com; (212) 228-7572